Exhibit 10.17

CONFIDENTIAL

STRATEGIC ADVISOR AGREEMENT

THIS STRATEGIC ADVISOR AGREEMENT (“Agreement”) is made and entered into between Ghost Management Group, LLC, a Delaware limited liability company (the “Company”), on the one hand, and Steven Jung, an individual (“Employee”), on the other hand.  Each of Company and Employee may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.	Employee is an at-will employee of the Company;

B.
As part of this Agreement, Employee and Company have agreed that June 30, 2021 will be Employee’s last day of active employment in his current role as President and Chief Operating Officer of the Company, WM Holding Company, LLC, and WM Technology, Inc. and he will remain in a paid employee advisory role from July 1, 2021 through July 6, 2022 (the “Advisory Services Period”).

C.	The Company and Employee wish to effectuate a release of any and all claims that Employee holds against the Company and to resolve all controversies and disputes as hereinafter set forth.

NOW, THEREFORE, in consideration of the Recitals, covenants and representations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

1.            Advisory Services Period & Termination of Employment.

(a)         Advisory Services Period: Beginning on the first day of the Advisory Services Period and extending through last day of the Advisory Services Period (the “Services Completion Date”), Employee will be relieved of all of his responsibilities and duties except that he will continue to provide advisory services as an employee to the Company as requested in writing by the Company’s CEO. The Parties acknowledge and agree that during the Advisory Services Period, Employee is free to take on additional outside work or employment, including in a project, consulting or full-time role; provided, that any outside work is accepted and provided (x) in Employee’s individual capacity and not as a representative of the Company, and (y) subject to the Company’s Confidential Information, Non-Solicitation and Inventions Assignment Agreement signed by Employee as a condition of his employment with the Company, as well as Employee’s obligations pursuant to this Agreement, including the confidentiality obligations in Section 9. As consideration for the advisory services provided during the Advisory Services Period and the Release of Claims in Section 3, and subject to the terms of this Agreement, (i) Employee will continue to be paid his regular salary on the Company’s normal payroll dates during the Advisory Services Period ”)(less standard deductions and withholdings)(the “Advisory Services Compensation”), (ii) the Class P Units of WM Holding Company, LLC, a Delaware limited liability company and parent company of the Company (“WM Holding”) held by Employee pursuant to the Equity Award Agreements (defined below) will continue to vest on their normal schedule during the Advisory Services Period (the “Advisory Services Units”), and (iii) his health insurance and 401k benefits will be maintained by the Company (the “Insurance Benefit”). Except as stated in this Section 1(a), Employee will not be eligible for any other wages, payments, bonuses, incentives, equity vesting, or benefits (including sick leave or accrual of vacation time) during the Advisory Services Period. In the event Employee breaches any provision of this Agreement, the Company will immediately cease providing the payments and benefits stated in this Section 1(a), and process Employee’s separation of employment and Employee will not be entitled to any further payments or benefits under this Agreement. Employee acknowledges and agrees that Employee will promptly notify the Company if he acquires alternative health insurance coverage at any point during the Advisory Services Period, in which case, the Company will cease providing health insurance benefits to Employee. Notwithstanding anything to the contrary contained herein, (i) the Advisory Services Compensation will not exceed an aggregate amount of $609,863 and (ii) a maximum of 278,897 Class P Units will vest as part of the Advisory Services Units.

(b)        Termination of Employment: Employee’s employment with the Company in any and all capacities will be terminated effective as of the Services Completion Date. Employee acknowledges that Employee has received all wages, benefits and other amounts due up to and including the first day of the Advisory Services Period, including without limitation any and all wages, compensation, vacation, sick leave, overtime, commissions, options, bonuses, profit sharing, benefits, insurance, or any other form of payment.  Employee acknowledges that payment any portion of Employee’s wages, including vacation pay, was not conditioned on Employee signing this Agreement.

(c)        Alternative Insurance Benefit: If the Company determines at any point during the Advisory Services Period that Employee may not remain covered by the Company’s employer-provided health insurance policies then Employee will no longer be entitled to participate in any Company healthcare benefit plan, and the Company shall provide Employee notice regarding Employee’s right to continue Employee’s healthcare coverage pursuant to COBRA. If and for so long as Employee enrolls in COBRA, the Company will pay directly Employee’s COBRA premium for health insurance for the remainder of the Advisory Services Period (the “Alternative Insurance Benefit”). Company will not enroll Employee in COBRA and Employee will be fully responsible for completing any and all paperwork necessary for COBRA enrollment. Employee acknowledges and agrees that Employee will promptly notify the Company if he acquires alternative health insurance coverage at any point during the Advisory Services Period, in which case, the Company will cease providing the Alternative Insurance Benefit to Employee.

2.         Return of All Company Materials.  Employee hereby certifies that Employee has returned to Company all Company records, documents, electronically stored information, and tangible embodiments of such, prepared by Employee or coming into Employee’s possession by virtue of Employee’s employment with Company.  To the extent Employee is unable to return such materials that are in a digital form, Employee shall remove all copies of such digital material and certify the destruction or deletion of such digital copies.  Employee further certifies that Employee has returned to Company all property of Company, including but not limited to pagers, keys, key cards, cellular phones, credit cards, personal and laptop computers, and other electronic equipment.  Employee agrees that should Employee at any future time discover additional items of property belonging to Company, Employee will promptly return such property to Company.

3.          General Release.  Except as to such rights or claims as may be created by this Agreement, Employee and Employee’s respective heirs, administrators, successors in interest, assigns and agents, hereby release and forever discharge the Company and its current and former officers, directors, shareholders, employees, representatives, attorneys, agents, members, trustees, administrators, owners, partners, insurers, fiduciaries, subsidiaries, parent companies, affiliates, related entities, assigns, predecessors and successors in interest,  jointly and severally (referred to collectively hereafter as the “Releasees”), from any and all claims, demands, liabilities, suits, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, penalties, interest, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent (referred to collectively hereafter as “Claim” or “Claims”), which Employee has at any time owned or held up to and including the date Employee signs this Agreement (including during the Revocation Period (as defined below)), including, and without limiting the generality of the foregoing, any and all Claims arising out of, connected with, or relating to:  (1) Employee’s employment with the Company or the termination of that employment; (2) any act or omission by or on the part of any of the Releasees; (3) any alleged violation of California Labor Code, applicable California Wage Order, Fair Labor Standards Act or the Consolidated Omnibus Budget Reconciliation Act (COBRA), as amended; (4) any Claim arising under the Labor Code Private Attorneys General Act (PAGA), Labor Code §§ 2699, et seq.; (5) any  federal, state or local law regulating compensation, salaries, wages, meal periods, rest periods, itemized wage statements, pay stubs or payroll records, hours, bonuses, commissions, overtime, benefits, monies, pay, allowances, benefits, sick pay, severance pay, retention pay or benefits, paid leave benefits, vacation pay, penalties, interest or damages; (6) any Claim for violation of any federal, state or local law or regulation prohibiting discrimination, harassment or retaliation of any kind; (7) breach of any express or implied employment contract or agreement, wrongful discharge, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, fraud, misrepresentation, defamation, trespass, conversion, interference with prospective economic advantage, and invasion of privacy; and (8) any Claim for attorneys’ fees, costs or expenses.  The foregoing general release does not apply to any Claim that cannot be released as a matter of law.  Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency.  However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

Employee agrees that the release provided by this Agreement applies to any Claims brought by any person or agency on behalf of Employee or any class action, representative action or collective action pursuant to which Employee may have any right or benefit.  Employee agrees not to participate in any class action, representative action or collective action that may include or encompass any of the Claims released by this Agreement.  With respect to any Claims released by this Agreement, Employee further agrees not to accept any recovery or benefit that may be obtained on Employee’s behalf by any other person or agency or in any class action, representative action or collective action, and does hereby assign any such recovery or benefit to the Company.  In addition, Employee agrees that in the event Employee receives any notice from any claims administrator, attorney, law firm or other person purporting to represent Employee or any class or group which includes Employee, and such notice references any lawsuit or threatened lawsuit against the Company or any of the Releasees that encompasses any of the Claims released by this Agreement, Employee will promptly notify such claims administrator, attorney, law firm, or other person that Employee does not wish to participate in and specifically “opts out” of any class action, representative action or collective action against the Company or any of the Releasees.  Finally, by signing this Agreement, Employee acknowledges and agrees that Employee is not an “aggrieved employee,” as that term is defined in the Labor Code Private Attorneys General Act (PAGA), with respect to any Claims released by this Agreement.

Notwithstanding anything to the contrary herein, the foregoing release shall not cover, and Employee does not release, any rights of Employee under this Agreement or the Equity Award Agreements, dated as of June 26, 2017, May 10, 2018 and May 7, 2020, respectively (collectively, as the same may be amended and/or restated from time to time, the “Equity Award Agreements”), between Employee and WM Holding, or any rights of Employee as a holder of Class P Units of WM Holding under the Certificate of Formation or the Fourth Amended and Restated Operating Agreement of WM Holding, dated as of June 16, 2021 (as the same may be amended and/or restated from time to time, the “Amended and Restated LLC Agreement”). Employee acknowledges and agrees that Employee will own an aggregate total of 1,035,514 vested Class P Units of WM Holding as of the first day of the Advisory Services Period, and, if Employee accepts and executes this Agreement, WM Holding will permit continued vesting of the Advisory Services Units during the Advisory Services Period, so that Employee will have vested in an aggregate total of 1,314,411 vested Class P Units as of the Services Completion Date, all 1,314,411 of which shall be retained by Employee following the Services Completion Date pursuant and subject to the Equity Award Agreements, the Amended and Restated LLC Agreement and the WM Holding Third Amended and Restated Equity Incentive Plan, dated as of August 15, 2018 as may be amended, restated, supplemented, or otherwise modified from time to time (the “Plan”). Except for the Advisory Services Units, Employee acknowledges that Employee forfeits all Class P Units granted to Employee under the Equity Award Agreement and which are unvested as of the Services Completion Date pursuant to the terms of the Equity Award Agreement, the Amended and Restated LLC Agreement and the Plan. Except as set forth in this paragraph, Employee acknowledges that Employee has no right, title or interest to any other equity, options or equivalents of Company or its affiliates.

4.          Release of All Unknown Claims.  The general release above is intended to be a full and final release covering all unsuspected, unknown, undisclosed and unanticipated Claims which may have arisen, or may arise, from any act or omission up to and including the date Employee signs this Agreement, including during the Revocation Period, and which arise out of or are related, directly or indirectly, to the dealings between the Parties or any matters described in this Agreement.  Employee, and on behalf of anyone or any entity claiming through Employee, each waive any and all rights or benefits which they may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Notwithstanding the provision of Section 1542, and for the purpose of implementing a full and complete release and discharge, Employee expressly acknowledges that the general release above is intended to include and does include in its effect, without limitation, all Claims which Employee does not know or suspect to exist in Employee’s favor against any of the Releasees up to and including the date Employee signs this Agreement and that the release in this Agreement expressly contemplates the extinguishment of all such Claims.

5.          No Admissions.  Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of either Party, nor shall they be admissible as evidence in any proceeding other than for the enforcement of this Agreement.

6.          Covenant Not to Sue.  Employee has not and will not directly or indirectly institute any legal action against the Releasees based upon, arising out of, or relating to any Claims released herein.  Employee has not and will not directly or indirectly encourage and/or solicit any third party to institute any legal action against the Releasees.

7.           Intellectual Property of the Company.  As additional consideration for the execution and delivery of this Agreement and only to the extent not already obligated to do so with respect to the Company and without limitation to any other agreement Employee has with the Company with respect to the following matters:

(a)       Employee agrees to disclose in writing to the Company all source code, passwords, inventions, products, designs, drawings, notes, information, documentation, improvements, works of authorship, processes, techniques, know-how, technical specifications, hardware, computer programs, databases, user interfaces, encoding techniques, and other materials or innovations of any kind that Employee has made, conceived, developed or reduced to practice, alone or jointly with others, in connection with Employee’s term of service to the Company prior to the Services Completion Date or that resulted from or that related thereto, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (“Innovations”).

(b)         Employee and the Company agree that, to the fullest extent legally possible, all Innovations (as defined in Section 7(a)) will be “works for hire” as that term is defined in Section 101 of the 1976 Copyright Act, and shall be owned exclusively by the Company.  Employee agrees that, regardless of whether the Innovations are legally works for hire, all Innovations will be the sole and exclusive property of the Company.  Employee hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to the Company, all of Employee’s right, title and interest in and to the Innovations, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights therein (collectively, “Intellectual Property Rights”).  At the Company’s request and expense, during and after the term of this Agreement, Employee will assist and cooperate with the Company in all respects and will execute documents (including, without limitation, assignments as to any Intellectual Property Rights which become the property of the Company pursuant to this Section 7) and, subject to the reasonable availability of Employee, will give testimony and take such further acts reasonably requested by the Company to enable the Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Innovations.  Employee hereby appoints the Company as attorney-in-fact to execute documents on behalf of Employee for this limited purpose.

(c)         Employee hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to the Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Employee may have in or with respect to any Innovation, during and after the term of this Agreement.  “Moral Rights” mean any rights to claim authorship of an Innovation (as defined in Section 7(a)), to object to or prevent the modification or destruction of any Innovation, to withdraw from circulation or control the publication or distribution of any Innovation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”

(d)         To the extent that Employee owns or controls any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that block or interfere with the rights assigned to the Company under this Agreement (collectively, “Related Rights”), Employee hereby grants or will cause to be granted to the Company a non-exclusive, royalty-free, irrevocable, worldwide license to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable the Company to exercise all of the rights assigned to the Company under this Agreement.

8.          Cooperation.  Employee agrees that, during the period, if any, between the Effective Date and the Services Completion Date, he will act in support of the Company and its business interests and assist with the smooth transition of his responsibilities. Employee agrees to cooperate with the Company and make themselves generally available in connection with disputes between the Company and third parties.  This cooperation may include, but is not limited to, conferring with and assisting the Company in preparatory work in litigation matters, providing factual information to the Company, and giving depositions and testimony in judicial and administrative proceedings.  Employee agrees that Employee will not be paid by the Company for Employee’s cooperation.  Employee further agrees to make themselves available on a reasonable basis with respect to any outstanding legal, business or strategic matters as necessary following the Effective Date.

9.          Confidentiality. Except as otherwise prohibited by law, Employee agrees that neither Employee nor any of Employee’s agents or representatives will disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, any attorney client privileged information, attorney work product, confidential information or trade secrets of the Company, or any claims or allegations which Employee could have made or asserted against the Company, to any person, corporation, association or governmental agency or other entity except:  (a) to the extent necessary to report income to appropriate taxing authorities; (b) to members of Employee’s immediate family; (c) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (d) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such judicial order or subpoena shall be immediately communicated by Employee to the Company telephonically, and confirmed immediately thereafter in writing, so that the Company will have the opportunity to assert what rights it has to non-disclosure prior to Employee’s response to the order, inquiry or subpoena. Should Employee disclose to Employee’s immediate family members any of the terms this Agreement, Employee will advise them that they are under the same obligation of confidentiality as described in this Section.  Employee also agrees not to disclose any confidential or proprietary information pertaining to the business of the Company and/or its customers.  For the avoidance of doubt, the confidentiality obligations of this Section shall extend to any information Employee has with respect to the businesses or activities of the Company Entities and any prospective opportunities which such equity holders have discussed or considered pursuing as well as any information received from any actual or potential customers of the Company.

Any violation of the confidentiality provision contained in this Agreement by Employee shall be considered a material breach of this Agreement.

10.       Non-Disparagement.  Employee agrees that on a permanent basis Employee will not make any negative, critical, disparaging, detrimental or derogatory comments (whether verbally or in writing) to anyone, including any employee or third party concerning the Company, or any of its current and former officers, directors, shareholders, employees, representatives, attorneys and agents, as well as its predecessors, parents, subsidiaries, affiliates, divisions, and successors-in-interest.  With respect to the Company, the foregoing includes, but is not limited to, the Company’s services, products, processes, policies, practices, standards of business conduct, and areas or techniques of research and/or development and the actual or planned activities, the plans, processes or business practices of the equity holders of the Company or any Company Entities.  The first sentence of this Section 10 shall not apply to any communication or disclosure to the extent required to institute any proceedings to enforce the terms of this Agreement or as otherwise expressly authorized and required by law or lawful process.  Company will respond to any inquiries about Employee’s employment by providing only Employee’s dates of employment, job title, and, if authorized by Employee in writing, Employee’s last rate of pay.  Employee will direct all such inquiries only to Company’s People Operations Department. Employee agrees that Employee’s failure to comply with this non-disparagement provision shall be deemed a material breach of this Agreement and shall entitle Company to immediately (a) stop providing the Advisory Services Period benefits set forth in Sections 1(a) and 1(c) including the Advisory Services Compensation, Insurance Benefit, and, if applicable, the Alternative Insurance Benefit, (b) seek recoupment of any amounts already paid to Employee, and (c) cancel the vesting of the Advisory Services Units, in addition to recovering damages for breach.

11.        Right to an Attorney; Time to Consider. This Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that Employee has or may have under the federal Age Discrimination in Employment Act (ADEA), as amended by the Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. §§ 621 et seq.  This Section and this Agreement are written in a manner calculated to be understood by Employee. Employee acknowledges and agrees that Employee has had twenty-one (21) days to consider this Agreement and to consult with counsel, and the Company has advised Employee of Employee’s right to do so.  To the extent that Employee has taken less than twenty-one (21) days to consider this Agreement, Employee acknowledges that Employee has had sufficient time to consider the Agreement and to consult with counsel and that Employee did not desire additional time.  The terms of this Agreement will not become enforceable for seven (7) calendar days following the date of execution of this Agreement (the “Revocation Period”), during which time Employee may revoke this Agreement by notifying the undersigned representative of the Company in writing by registered letter. In the event of any such revocation, the Employee acknowledges and agrees that the Equity Award Agreements shall be deemed revoked as well by the Employee.

12.         Cancellation and Repayment of Advisory Services Benefits.  In the event of breach of this Agreement by Employee, including, but not limited to, the confidentiality and non-disparagement provisions during the period that begins on the Effective Date, then in addition to any remedies available to the Company at law or equity, the Company shall be immediately entitled to terminate Employee’s employment (if during the Advisory Services Period) and stop all payments and benefits under this Agreement. This means that Company may (i) withhold any and all payments of Insurance Benefits or Alternative Insurance Benefits to Employee or owed to cover COBRA premiums pursuant to Section 1 of this Agreement, (ii) cancel the vesting of the Advisory Services Units, and (iii) cancel payments of the Advisory Services Compensation. Employee agrees to promptly return to Company the full monetary value of the Advisory Services Compensation, Insurance Benefits and Alternative Insurance Benefits that was received by Employee and to indemnify and hold harmless the Releasees for and against any and all costs, losses, or liability whatsoever, including reasonable attorneys’ fees, caused by Employee’s breach of this Agreement.  Furthermore, Employee agrees that the return or obligation to return the amount of the Advisory Services Compensation, Insurance Benefit, and Alternative Insurance Benefits to the Company and the cancellation of the vesting of the Advisory Services Units will not abrogate or affect in any way Employee’s full release of any and all Claims against the Releasees.  Employee acknowledges and agrees that the provisions contained in this Section 12 are reasonable and necessary for the protection of the Company’s legitimate business interests, and further agrees not to challenge the reasonableness of such restrictions.

13.       Section 409A of the Code.  While the tax treatment of the payments provided under this Agreement is not warranted or guaranteed, it is intended that such payments shall either be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.  This Agreement shall be construed, administered and governed in a manner that effects such intent.

14.        Waiver and Modification.  The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect either the validity of this Agreement or the right of any Party to enforce the Agreement.  This Agreement may be modified or amended only by a written agreement executed by Employee and the Company.

15.        Severability and Savings Provision.  In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.  Additionally, in the event that any portion of this Agreement is deemed void or unenforceable, the Parties will be excused from performing that portion of the Agreement.

16.        Entire Agreement.  This Agreement constitutes the entire agreement between Employee and the Company and supersedes and cancels all prior agreements, oral or written, if any, between Employee and the Company, except that this Agreement does not alter, modify, or impact any pre-existing confidentiality provisions and restrictive covenants between the Parties, nor does it affect Employee’s obligation to comply with those provisions and covenants.

17.        Arbitration.  The Parties hereby agree to submit any claim or dispute arising out of the terms of this Agreement to private and confidential arbitration by a single neutral arbitrator through Judicial Arbitration and Mediation Services, Inc. (“JAMS”).  This arbitration provision covers all claims that Employee may have against Company, or that Company may have against Employee.  The JAMS Streamlined Arbitration Rules & Procedures in effect at the time the claim or dispute is arbitrated will govern the procedure for the arbitration proceedings between the Parties.  The arbitration shall take place in Los Angeles, California.  The arbitrator in this matter shall not have the power to modify any of the provisions of this Agreement.  The decision of the arbitrator shall be final and binding on all Parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction.  Company shall initially advance the arbitrator’s fee and all costs of services provided by the arbitrator and arbitration organization.  However, the arbitrator’s fee and all costs of services provided by the arbitration organization, as well as reasonable attorneys’ fees and recoverable costs, shall be paid as the arbitrator or court awards in accordance with applicable law.  The Parties hereby waive any right to a jury trial on any dispute or claim covered by this Agreement.

18.        Governing Law.  This Agreement shall be construed in accordance with, and be governed by the laws of the State of California, both procedural and substantive.

19.       Review Period and Effective Date. Employee has until June 28, 2021 to review, sign and return this Agreement to the Company. This Agreement is effective as of the first day of the Advisory Services Period (the “Effective Date”).

PLEASE READ CAREFULLY.  THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

The undersigned have carefully read this Agreement and understand that it contains a release of known and unknown claims.  The undersigned acknowledge and agree to all of the terms and conditions of this Agreement.  The undersigned further acknowledge that they are entering into this Agreement voluntarily as of the Effective Date with a full understanding of its terms.

/s/ Steven Jung
Steven Jung

Dated:	June 21, 2021

Ghost Management Group, LLC

By:	/s/ Christopher Beals
Christopher Beals
Its Authorized Signatory

Dated:	June 21, 2021